Exhibit 99.2

FOR IMMEDIATE RELEASE

SALIX PHARMACEUTICALS BRINGS COLORECTAL SCREENING

OUTREACH TO CONSUMERS IN PARTNERSHIP WITH WALGREENS AND

THE COLON CANCER ALLIANCE

Annual National Program Aims to Break Down Barriers That Can Contribute to

Low Screening Rates

Raleigh, NC – March. 4, 2008 – As a result of measurable success last year, Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) is again partnering with Walgreens (NYSE, NASDAQ: WAG) and the Colon Cancer Alliance (CCA) to raise awareness and increase screenings for colorectal cancer during Colorectal Cancer Awareness Month.

The organizations will launch a comprehensive patient education campaign during the months of March and April to address early detection and prevention of colorectal cancer (CRC) in Walgreens locations across the country and online. This campaign includes printed brochures in English and Spanish, store posters and print, electronic, radio and T.V. advertisements in select markets.

At the same time, the Colon Cancer Alliance will staff a toll-free helpline available to answer questions from those looking for more information on CRC and have program materials to distribute. Salix will use their sales force to communicate with the healthcare providers and organizations they call upon to raise awareness about the campaign and address any questions.

Through an unrestricted educational grant provided by Salix, the program will also offer a continuing education component to the more than 20,000 Walgreens pharmacists, allowing them to better serve consumers who have questions about screening and prevention of CRC, as well as disease management. Last year more than 6,000 Walgreens pharmacists and pharmacy technicians participated in the continuing education portion of the program, better equipping them to counsel patients and families about screening and prevention.

While screening for colorectal cancer often leads to early detection and saves lives, national statistics suggest that fewer than 50 percent of those who should get screened actually undergo the screening.

“This program provides consumers with a local, trusted source for information about a topic many of us would honestly rather put off – but it’s one that can save lives. By increasing awareness and educating consumers on how to talk with their health care providers about screening, this program enables consumers to make more educated decisions concerning their health,” said Carolyn Logan, President and CEO, Salix Pharmaceuticals. “Salix is proud to repeat this program through its partnership with Walgreens and the Colon Cancer Alliance to bring the best of our respective networks together to inform the public and save lives.”

Walgreens drugstores serve 5 million customers each day in 49 states and Puerto Rico. In addition, all pharmacy staff received pocket-sized guidelines for colonoscopy procedures endorsed by the major patient advocacy and professional organizations.

“Feedback from both our pharmacists – who are among the most accessible health care professionals – and our customers tells us this program played a major role in educating the public last year,” said Nimesh Jhaveri, Walgreens director of pharmacy services. “We know that the public counts on our pharmacists for health care information, and we are proud to continue our efforts to enhance the ability of our pharmacists to make a real difference in peoples’ lives.”

Two separate recent polls support the goals of this awareness campaign. One indicates that pharmacists are among the most trusted professionals in the nation1 and the other notes that patients

[1]	USA Today/Gallup poll, December 8-10, 2006

who hold discussions with health care professionals about cancer topics are more knowledgeable about their condition and the extent and availability of treatment options than those who did not2.

“We are hopeful these efforts will encourage more people to get screened for colorectal cancer. Arming people with information is the best weapon in the fight against this preventable disease,” added Logan. “Salix is dedicated to consumer education as well as providing gastroenterologists with tools to make the screening process a more tolerable experience for all patients.”

Salix is a leading gastroenterology pharmaceutical company with a significant market share voice; Walgreens is the nation’s largest drugstore chain in sales; and The Colon Cancer Alliance is the nation’s largest non-profit colorectal cancer organization with nearly 100 chapters spread throughout the U.S.

The Facts

Despite being treatable and preventable, colorectal cancer is the second-leading cause of death from cancer in the U.S. Every four minutes a person is diagnosed with colorectal cancer, equaling 154,000 Americans annually. Every nine minutes someone dies from the disease, translating to 55,000 Americans each year. In 2003, the U.S. spent over $6.5 billion treating the disease.

Few Americans know how preventable colorectal cancer really is. “So many people are missing a life-saving opportunity because they aren’t getting screened. That’s why we are working with Salix and Walgreens on a national and community level to change this,” said Timothy Turnham, CEO, Colon Cancer Alliance.

Less than 50 percent of eligible Americans have undergone screening, and more than 45 percent of patients are diagnosed at a time when the cancer is incurable. If detected early, survival rates are near 90 percent.

[2]	Harris Interactive Poll http://www.ecri.org/Patient_Information/HTTrends_Internet_Use_Article.pdf

“We are pleased to be a part of a successful ongoing campaign that works to educate the public taking important steps to prevent colorectal cancer. Our hotline received more than 2,000 calls during the first half of the program last year and we’re hopeful it will generate more calls in 2008,” added Turnham.

For more information visit www.walgreens.com/crc or call the CCA’s toll free helpline at 877-422-2030.

More About the Partners

The Colon Cancer Alliance (CCA) is the largest national nonprofit colorectal cancer organization and includes nearly 100 chapters nationwide. The CCA is dedicated to ending the suffering caused by colorectal cancer through patient support, education, research and advocacy. The CCA website (www.ccalliance.org) includes information about screening, treatment, clinical trials, quality of life, financial issues and much more. The CCA produces a variety of awareness and educational campaigns and provides support services for patients and their loved ones through a national conference, community-based seminars, a toll free helpline (1-877-422-2030), chat forum and Buddy Program, which provides both survivors and caregivers with a chance to connect with someone who has gone through a similar experience. All of CCA’s campaigns, programs and services can be accessed through the helpline or website.

Walgreens is the nation’s largest drugstore chain with fiscal 2007 sales of $53.8 billion. The company operates 6,237 stores in 49 states and Puerto Rico. Walgreens is expanding its patient-first health care services beyond traditional pharmacy through Walgreens Health Services, its managed care division, and Take Care Health Systems, a wholly owned subsidiary that manages 147 convenient care clinics at drugstores. Walgreens Health Services assists pharmacy patients and prescription drug and medical plans through Walgreens Health Initiatives Inc. (a pharmacy benefit manager), Walgreens Mail Service Inc., Walgreens Home Care Inc. and Walgreens Specialty Pharmacy LLC. More information about Walgreens is available at www.Walgreens.com.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team. Salix markets COLAZAL® (balsalazide disodium), XIFAXAN® (rifaximin), OSMOPREP™ (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP), MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution), VISICOL® (sodium phosphate monobasic monohydrate, USP, sodium phosphate dibasic anhydrous, USP), AZASAN® (azathioprine tablets, USP), PEPCID® (famotide), ANUSOL-HC® (hydrocortisone cream, 2.5%) (hydrocortisone acetate suppository, 25 mg) and PROCTOCORT® (hydrocortisone cream, 1%) (hydrocortisone acetate suppository, 30 mg). Further product information may be found at www.salix.com Current development projects include balsalazide tablet, metoclopramide–Zydis® , encapsulated mesalamine granules, vapreotide acetate, and rifaximin for additional indications.

Contact:	Alissa Maupin
919.923.6785
alissa@greentango.com

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